Filed pursuant to Rule 433

Registration Statement No.: 333-189568

THE BANK OF NEW YORK MELLON CORPORATION

$1,100,000,000 2.600% SENIOR NOTES DUE 2020

AUGUST 10, 2015

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A+ (NEGATIVE) / AA- (STABLE) / AAL (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: AUGUST 17, 2020

TRADE DATE: AUGUST 10, 2015

SETTLEMENT DATE: AUGUST 17, 2015 (T+5)**

REDEMPTION COMMENCEMENT DATE: JULY 17, 2020

COUPON: 2.600% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH FEBRUARY 17 AND AUGUST 17, COMMENCING ON FEBRUARY 17, 2016 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 10 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $1,100,000,000

ISSUE PRICE: 99.953% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER (BEFORE EXPENSES): $1,097,833,000

BENCHMARK TREASURY: UST 1.625% DUE JULY 31, 2020

BENCHMARK TREASURY YIELD: 1.610%

SPREAD TO BENCHMARK TREASURY: +100 BASIS POINTS

RE-OFFER YIELD: 2.610%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HDD8 / US06406HDD89

BOOKRUNNERS:	BARCLAYS CAPITAL INC.
J.P. MORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
WELLS FARGO SECURITIES, LLC
BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS:	LLOYDS SECURITIES INC.
NOMURA SECURITIES INTERNATIONAL, INC.
RBC CAPITAL MARKETS, LLC
SANTANDER INVESTMENT SECURITIES INC.
CAVU SECURITIES, LLC
SAMUEL A. RAMIREZ & COMPANY, INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Wells Fargo Securities, LLC at 1-800-645-3751 and BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**	The Book-Runners and Co-Managers expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.